FOR IMMEDIATE RELEASE

          NATUROL HOLDINGS RENEGOTIATES TERMS OF LICENSE AGREEMENT

September 27th, 2002. (OTC:BB-NTUH) Naturol Holdings Ltd. (Naturol) announces that on September 18th, 2002, Naturol's board of directors approved a proposal by MGA Holdings Limited (MGA) whereby an exclusive License Agreement (the "Agreement"), which was executed between Naturol's wholly owned subsidiary Naturol Inc. and MGA was modified to a non-exclusive License Agreement.

Naturol, Inc., a wholly owned subsidiary of Naturol, entered into an Agreement with MGA on the 20th day of August, 2001 granting Naturol the exclusive North American rights under certain patents held by MGA in a process for the extraction of oils from natural plants and other matterials. Under the terms of the Agreement, Naturol was obligated to fund and advance the commercial development of the technology, which included the annual payment of a $360,000 license fee payable quarterly, in addition to royalty payments. As part of the consideration for the license agreement, Willow Holdings Inc. ("Willow"), an affiliate of MGA, received 9,331,321 shares of restricted common stock of Naturol as partial consideration for the grant of the exclusive license.

On August 28, 2002, MGA notified Naturol that as a result of the inability of Naturol to make any substantial payment of the license fee or to fund and advance the commercial development of the technology, MGA considered Naturol in default in its obligations under the terms of the Agreement. In an effort to avoid a dispute over the potential termination of the Agreement, Naturol and MGA agreed to the following changes in their relationship:

1.   MGA waived all payment obligations by Naturol under the Agreement.
2. MGA and Naturol executed a new, revised non-exclusive license agreement, which agreement superceded all terms and conditions of the original Agreement.
3. Naturol has the option of converting the amended non-exclusive license agreement to an exclusive license agreement.
4. Willow, agreed to return to Naturol, 9,331,321 shares of common stock of Naturol issued to Willow.
5. MGA and Naturol agreed that MGA or its assigns will assume operational control of Naturol's interest in its subsidiary, Naturol Canada Limited, which is 49% owned by Naturol and 51% owned by Isaac Moss and held in trust for Naturol. Naturol will be provided access to all technological

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developments relating to the technology as referenced in the amended license agreement, which technology is being further developed at the Prince Edward Island Food Technology Centre in Canada. MGA will assume and indemnify Naturol of all outstanding financial obligations incurred by Naturol or Naturol Canada Limited in reference to the activities of Naturol Canada Limited, including but not limited to the obligations to the National Research Council of Canada Industrial Research Assistance Program Contribution to Firms Agreement. Additionally, MGA will continue to pay all future financial obligations of Naturol Canada Limited relating to obligations of Naturol Canada Limited to National Research Council of Canada Industrial Research Assistance Program Contribution to Firms Agreement.
6. MGA assumed all financial obligations relating to patent and licensing issues, including past obligations by Naturol to the firm of Koppel & Jacobs, patent counsel. MGA will provide Naturol with access to all the benefits of the patents, copyrights, and other intellectual property rights, which are derived from or in relation to the technology referenced in the amended non-exclusive license Agreement.

Concurrent with the actions taken above, Paul McClory, beneficial owner of Willow, President, CEO and a director of the Company, immediately resigned as an officer and director of the Company.

For additional information regarding the Company and events disclosed in this press release, readers are urged to review the Company's quarterly, annual and interim reports that have been filed with the SEC, a copy of which is available on the SEC's website (www.sec.gov).

Forward-Looking Statements: Except for historical information, the matters discussed in this press release contain forward-looking statements, which involve certain risks and uncertainties that could cause actual results to differ, including activities, events or developments that the Company expects, believes or anticipates will or may occur in the future. A number of such statements are subject to assumptions, risks and uncertainties that could cause actual results to differ from those indicated in the forward-looking statements, including, but not limited to: any adverse effects the non-exclusive license will have on the Company, the state of the Company's operations, the ability of the Company to compete within the extraction industry, the Company's ability to successfully market and provide its technology, the continuation of the arrangements with the Company's testing and development partners, the ability of the Company to meet its financial projections, and general economic conditions. Readers are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. The Company undertakes no obligation to publicly update or revise forward-looking statements whether as a result of new information or otherwise.

CONTACT:
Naturol Holdings Ltd.
Brad Grieco or Isaac Moss
Tel: 702-450-1600
Fax: 702-450-5790